Exhibit 99.1

For Immediate Release

For further information, contact:	Investor Relations Contact:

David Dunlap, CFO	Stephen D. Axelrod, CFA
Socket Communications, Inc.	Wolfe Axelrod Weinberger Associates, LLC
(510) 744-2735	(212) 370-4500
dave@socketcom.com	steve@wolfeaxelrod.com

Socket Communications Reports Profitable Third Quarter and Nine Months Results

Bar Code Scanning Product Sales Increased 42 Percent and 62 Percent for the Respective Three and Nine Months over Year-ago Periods

NEWARK, CA, October 20, 2004 - Socket Communications, Inc. (Nasdaq: SCKT) announced financial results for its third quarter and nine months ended September 30, 2004. The Company reported quarterly revenue of $6.2 million, an increase of 10 percent compared to revenue of $5.7 million for the same quarter a year ago. The Company reported net income applicable to common stockholders for the quarter ended September 30, 2004 of $89,000 or $0.00 per share compared to a net loss of $272,000 or ($0.01) per share for the same quarter a year ago. The third quarter represented the Company's third consecutive quarter of improved profitability.

Revenue for the nine months ended September 30, 2004 was $19.7 million, an increase of 26 percent compared to revenue of $15.6 million for the same period one year ago. Net income applicable to common stockholders for the nine months ended September 30, 2004 was $172,000 or $0.01 per share compared to a net loss of ($1.8) million or ($0.07) per share for the comparative period one year ago.

Revenue for the third quarter of 2004 of $6.2 million was sequentially lower than revenue of $6.7 million for the second quarter of 2004. Net income applicable to common stockholders of $89,000 for the third quarter of 2004 was higher than net income applicable to common stockholders of $43,000 for the previous quarter due to higher gross margins and reduced operating expenses.

"We are pleased to report our third consecutive profitable quarter," said Kevin Mills, president and chief executive officer. "Our third quarter is typically Socket's seasonally weakest revenue quarter. Adding to that seasonality, the transitions to new model Pocket PCs by Dell and Hewlett-Packard that commenced in the third quarter and are nearing completion slowed customer purchases in our connectivity and bar code scanning product lines during the third quarter as customers awaited new products and as older models were phased out. We also experienced delays in shipping our new Cordless GPS Receiver until it passed our stringent performance tests, creating our own product availability gap that lowered GPS sales in the third quarter. Finally, one of our major European distributors was reorganized, with several months of substantially reduced sales activity by that distributor during the transition. I'm pleased to report that all of these challenges are behind us and business is returning to normal."

"New products and growth in the markets we serve are creating excellent opportunities for growth in our business," continued Mills. "As the transition to new Pocket PC models is completed, we believe that enterprise-driven market growth of Pocket PCs and the continued development of productivity-enhancing software applications will continue to drive revenue growth and improved profitability. Contributing to this growth will be new products such as our Cordless Hand Scanner, new improved Cordless GPS Receiver, new improved Wireless LAN plug-in products and a mobile battery charger for busy professionals on the go."

"We are also highly pleased that the developer community has been creating many mobile productivity solutions for Pocket PCs, tablets and notebooks that support our connection and data collection products," added Mills. Socket has sold more than 600 developer kits for its data collection products, including bar code scanning and its latest kit for an RFID reader, to assist developers in integrating the Company's products into their applications. Today the Company has posted on its website nearly 50 third-party applications that use the Company's products, and the Company is actively supporting additional software development with new channel partner programs such as its just-announced Strategic Vertical Integrators Program. The support of large software developers such as Siebel Systems, which expanded their enterprise software to the Pocket PC platform that enables data collection with the Company's products, opens up significant new opportunities for the Company.

Other Financial Information

The Company's balance sheet at September 30, 2004 included a cash balance of $5.9 million, reflecting a net decrease of $0.5 million from the cash balance of $6.4 million at December 31, 2003. Sources of cash for the nine month period of 2004 included increased borrowings on the Company's bank line of credit of $0.4 million, proceeds from the exercise of stock options and warrants of $0.2 million, and positive cash from operations of $0.3 million including working capital changes. Cash was used to complete repayment of a note payable to Nokia Corporation of $0.5 million in the first and second quarters, purchase property and equipment of $0.3 million throughout the nine month period, and purchase a bar code scanning patent for $0.6 million in the third quarter. Inventory balances at September 30, 2004 increased over the previous quarter by $0.5 million as the Company prepares for higher shipments in the fourth quarter. The current ratio (current assets divided by current liabilities) at September 30, 2004 was 1.8 to 1.0.

Total revenue for the three and nine month periods ended September 30, 2004 and revenue growth by product family in 2004 over the corresponding periods in 2003 in millions of dollars were as follows:

Product Family	Q3 2004 Revenue	% Growth (Decline)	Nine Months 2004 Revenue	% Growth
Bar Code Scanning Products	$2.8	42%	$7.6	62%
Connection Products	1.6	(31%)	6.5	4%
Peripheral Connection Products	1.0	17%	2.9	3%
Embedded Products	0.8	51%	2.7	43%
Totals	$6.2	10%	$19.7	26%

Gross profit on sales was 52 percent for the third quarter and 51 percent for the nine months ended September 30, 2004 compared to 50 percent and 49 percent, respectively, for the corresponding periods a year ago. The higher margins resulted from product cost reduction programs partially offset by reductions in product pricing and product mix, where higher margin products have become a greater percentage of the total sales mix in 2004.

Research and development expense was approximately $0.9 million for the quarter ended September 30, 2004 compared to $0.87 million for the same period a year ago, and was $2.7 million for the nine month period ended September 30, 2004 compared to $2.6 million for the same period a year ago. Research and development expense has been relative flat, reflecting similar engineering staffing levels and expenditures in all periods.

Sales and marketing expense increased to $1.42 million for the quarter ended September 30, 2004 compared to $1.36 million for the same period a year ago, and was $4.4 million for the nine month period ended September 30, 2004 compared to $3.9 million for the same period a year ago. These increases resulted from moderate increases in sales and marketing headcount in 2004 and increased advertising, promotion and outside services.

General and administrative expense increased to $0.71 million for the quarter ended September 30, 2004 compared to $0.66 million for the same period a year ago, and was $2.5 million for the nine month period ended September 30, 2004 compared to $2.1 million for the same period a year ago. The increases were primarily due to the costs of defending a patent litigation lawsuit initiated by Khyber Technologies in 2003 that was concluded in the third quarter of 2004 with the purchase of a patent from Khyber by the Company for $0.6 million. The patent was capitalized as an intangible asset purchase during the third quarter of 2004.

Preferred stock dividends are paid quarterly to the remaining holders of Series F Convertible Preferred Stock issued in March 2003. Dividends in 2003 also included dividends paid to the holder of Series E Convertible Redeemable Preferred stock, which was fully converted into common stock in the third quarter of 2003. Charges for preferred stock accretion in 2003 related to the conversion of Series E Preferred Stock and to the issuance of Series F Preferred Stock.

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com. Participants may join the call by telephone at (800) 218-8862 or hear a replay via telephone at (303) 590-3000, using access code 576972#, for a week following the call.

About Socket Communications
Socket Communications, Inc., the Mobile Connection™ Company, provides a broad range of data collection and connectivity products for mobile computers, including Windows Mobile- based Pocket PCs, Windows CE devices, Palm PDAs and Smartphones, as well as Tablet PCs and notebooks. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Embedded Systems Group provides hardware developers with solutions using mobilityIC™ interface chips and KwikBlue™ modules with embedded Bluetooth® Wireless Technology. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for general market growth of handheld computers, growth in demand for our products, expansion of the distribution channels for our products, and adoption of our embedded products by manufacturers of electronic devices. We also comment on gross margin levels, on our cash balances, and on the timing of the introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and of our related connection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. All other trademarks and trade names contained herein may be those of their respective owners. 2004, Socket Communications, Inc. All rights reserved.

--Financial Tables to Follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended Sept 30,		Nine months ended Sept 30,
	2004	2003	2004	2003
Revenues	$ 6,204	$ 5,652	$ 19,679	$ 15,605
Cost of revenues	2,963	2,822	9,591	7,882
Gross margin	3,241	2,830	10,088	7,723
Gross margin percent
	52%	50%	51%	49%
Research and development	906	866	2,740	2,580
Sales and marketing	1,423	1,364	4,412	3,875
General and administrative	711	656	2,454	2,067
Amortization of intangible technology	107	101	291	319
Total operating expenses
	3,147	2,987	9,897	8,841
Interest (income) expense, net	(7)	6	(19)	40
Net income (loss)	101	(163)	210	(1,158)
Preferred stock dividends	(12)	(30)	(38)	(120)
Preferred stock accretion	--	(79)	--	(565)
Net income (loss) applicable to common stockholders	$ 89	$ (272)	$172	$ (1,843)
Basic and diluted net income (loss) per share applicable to common stockholders	$ 0.00	$ (0.01)	$ 0.01	$ (0.07)
Weighted average shares outstanding: Basic Diluted	30,100 33,939	27,128 27,128	30,016 34,101	25,289 25,289

Socket Communications, Inc. Summary Consolidated Balance Sheets (Amounts in Thousands)
ASSETS	Sept 30, 2004 (Unaudited)	December 31, 2003*
Cash	$ 5,895	$ 6,422
Accounts receivable, net	3,165	3,648
Inventories	3,177	1,737
Other current assets	274	210
Property and equipment, net	520	585
Goodwill	9,798	9,798
Intangible technology	1,021	711
Other assets	155	154
Total assets	$ 24,005	$ 23,265

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$ 3,905	$ 3,751
Bank line of credit	1,998	1,567
Deferred income on shipments to distributors	1,186	852
Note payable	--	505
Capital leases/other non-current liabilities	90	92
Common and convertible preferred stock	50,616	50,460
Accumulated deficit	(33,790)	(33,962)
Total liabilities and equity	$ 24,005	$ 23,265
*Derived from audited financial statements.

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